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                                                                     EXHIBIT 4.4





                             COOPER INDUSTRIES, INC.
                             COOPER INDUSTRIES, LTD.
                                       AND
                              JP MORGAN CHASE BANK
                                   AS TRUSTEE



                          SECOND SUPPLEMENTAL INDENTURE
                            DATED AS OF JUNE 21, 2002


                                   DEBENTURES
              SUPPLEMENT TO INDENTURE DATED AS OF JANUARY 15, 1990
                      AS AMENDED BY THE FIRST SUPPLEMENTAL
                          INDENTURE DATED MAY 15, 2002



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This SECOND SUPPLEMENTAL INDENTURE, dated as of June 21, 2002 ("Supplemental
Indenture"), is made and entered into between Cooper Industries, Inc., a corporation organized and existing under the laws of the State of Ohio, having its principal office at 600 Travis, Suite 5800, Houston, Texas 77002 (the "Company"), Cooper Industries, Ltd., a Bermuda company, having its principal office at 600 Travis, Suite 5800, Houston, Texas 77002 (the "Guarantor") and JP Morgan Chase Bank, a New York banking corporation, as Trustee (the "Trustee").

WHEREAS, the Company entered into an Indenture dated as of January 15, 1990 (the "Indenture"), with The Chase Manhattan Bank (National Association), for the purpose of issuing its debentures, notes, bonds or other evidences of indebtedness (the "Debentures") in one or more series, unlimited as to aggregate principal amount and bearing such rates of interest, if any, maturing at such time or times and having such other designations as shall be fixed in accordance with the Indenture; and

WHEREAS, the Company is a wholly owned, indirect subsidiary and a Restricted Subsidiary of the Guarantor and, pursuant to the First Supplemental Indenture among the parties hereto dated May 15, 2002, the Guarantor has guaranteed to each holder of a Debenture the payment of the principal of, premium, if any, and interest, if any, on the Debentures and all other obligations of the Company under the Indenture; and

WHEREAS, the Trustee is the successor by merger to The Chase Manhattan Bank (National Association) and has succeeded to all interests of such national association under the Indenture; and

WHEREAS, the Company proposes to issue a series of Debentures in the aggregate principal amount of up to three hundred million dollars ($300,000,000) (the "5.25% Senior Notes Due 2007") and to modify certain terms of the Indenture solely with respect to the 5.25% Senior Notes Due 2007 and any Debentures that the Company issues subsequent to the 5.25% Senior Notes Due 2007 (the "Subsequent Debentures"); and

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects permitted by the provisions of Section 11.01 of the Indenture; and

WHEREAS, all corporate and other action necessary to make this Supplemental Indenture a valid and binding agreement of the Company and the Guarantor in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing premises and the acceptance and purchase of the 5.25% Senior Notes Due 2007 by the holders thereof, it is mutually covenanted and agreed as follows:

SECTION 1. The Indenture is hereby amended, solely with respect to the 5.25% Senior Notes Due 2007 and not with respect to any Subsequent Debentures, by the addition of Section 4.04 as follows:



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         Section 4.04. Optional Redemption For Tax Reasons. The Company shall be entitled to redeem all, but not part, of the Debentures if as a result of any change in or amendment to the laws, regulations or rulings of the Relevant Tax Jurisdiction or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such Relevant Tax Jurisdiction is a party (a "Change in Tax Law"), the Payor is or would be required on the occasion of the next payment of principal or interest in respect of the Debentures to pay Additional Amounts pursuant to Section 5.09 and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Payor. The Change in Tax Law must become effective on or after the original issue date with respect to the Debentures. Notwithstanding anything to the contrary contained in this Article IV, the Company must (i) deliver to the trustee at least 30 days before the redemption date an opinion of independent legal counsel of recognized standing to the effect that the Payor has or will become obligated to pay Additional Amounts as a result of such Change in Tax Law and (ii) provide the holders with notice of the intended redemption at least 30 days and no more than 60 days before the redemption date. The redemption price will equal the principal amount of the Debentures plus accrued interest to the redemption date.

SECTION 2. Section 5.05 of the Indenture is hereby amended, solely with respect to the 5.25% Senior Notes Due 2007 and any Subsequent Debentures, by deleting the phrase " . . .10% of Shareholders' Equity" in the first and the last sentences of Section 5.05 and substituting therefor the phrase " . . .15% of Consolidated Tangible Assets."

SECTION 3. Section 5.06 of the Indenture is hereby amended, solely with respect to the 5.25% Senior Notes Due 2007 and any Subsequent Debentures, by deleting the phrase " . . .10% of Shareholders' Equity" in the first sentence of Section
5.06 and substituting therefor the phrase " . . .15% of Consolidated Tangible Assets."

SECTION 4. The Indenture is hereby amended, solely with respect to the 5.25% Senior Notes Due 2007 and not with respect to any Subsequent Debentures, by adding to Section 1.01 thereof the following definitions in correct alphabetical order:

Additional Amounts:

         The term "Additional Amounts" shall have the meaning specified in
Section 5.09.

Change in Tax Law:

         The term "Change in Tax Law" shall have the meaning specified in
Section 4.04.

Payor:

         The term "Payor" shall have the meaning specified in Section 5.09.



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Relevant Tax Jurisdiction:

         The term "Relevant Tax Jurisdiction" shall have the meaning specified in Section 5.09.


SECTION 5. The Indenture is hereby amended, solely with respect to the 5.25% Senior Notes Due 2007 and any Subsequent Debentures, by adding to Section 1.01 thereof the following definitions in correct alphabetical order:

Consolidated Tangible Assets:

         The term "Consolidated Tangible Assets" means, as of any date, the total amount of assets of the Guarantor and its Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding that date, as determined under generally accepted accounting principles, less: (a) Intangible Assets and (b) appropriate adjustments on account of minority interests of other persons holding equity investments in Subsidiaries, in the case of each of clauses (a) and (b) above as reflected on the consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of the fiscal quarter immediately preceding that date.

Intangible Assets:

         The term "Intangible Assets" means all goodwill, patents, trademarks, service marks, trade names, copyrights, and all other items that would be treated as intangibles on the consolidated balance sheet of the Company and its Subsidiaries prepared under generally accepted accounting principles.

Judgment Currency:

         The term "Judgment Currency" shall have the meaning specified in
Section 15.11.

Required Currency:

         The term "Required Currency" shall have the meaning specified in
Section 15.11.

SECTION 6. The Indenture is hereby amended, solely with respect to the 5.25% Senior Notes Due 2007 and not with respect to any Subsequent Debentures, by the addition of Section 5.09 as follows:

         Section 5.09. Payment of Additional Amounts. If any taxes, assessments or other governmental charges are imposed by the jurisdiction, other than the United States, where the Guarantor or a successor (a "Payor") is organized or otherwise considered to be a resident for tax purposes, any jurisdiction, other than the United States, from or through which the Payor makes a payment on the Debentures, or, in each case, any political organization or governmental authority thereof or therein having the power to tax (the "Relevant Tax Jurisdiction") in respect of any payments under the Debentures, the Payor


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shall pay to each holder of a Debenture, to the extent it may lawfully do so, such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to such holder will be not less than the amount specified in such Debenture to which such holder is entitled; provided, however, the Payor shall not be required to make any payment of Additional Amounts for or on account of:

         (a) any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a Debenture (where presentation is required) for payment on a date more than 30 days after
         (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

         (b) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

         (c) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of (or in respect of) principal of, premium, if any, or any interest on, the Debentures;

         (d) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the Debenture to comply with a request of the Payor addressed to the holder to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

         (e) any combination of the above;

nor will Additional Amounts be paid with respect to any payment of the principal of, or any premium or interest on, any Debenture to any holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Tax Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of such Debenture.


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The Payor shall provide the Trustee with the official acknowledgment of the relevant tax authority (or, if such acknowledgment is not available, a certified copy thereof) evidencing the payment of the withholding taxes by the Payor. Copies of such documentation shall be made available to the holders of the Debentures or the paying agent, as applicable, upon request therefor.

SECTION 7. The Indenture is hereby amended, solely with respect to the 5.25% Senior Notes Due 2007 and any Subsequent Debentures, by adding at the end of
Section 7.01(f) thereof the word "or" and by adding to Section 7.01 the following subsections:

         (g) failure on the part of the Guarantor duly to observe or perform any other of the covenants or agreements on the part of the Guarantor in respect of the Debentures of such series, or in this Indenture contained with respect to such series, for a period of ninety days after the date on which written notice of such failure, requiring the Guarantor to remedy the same, shall have been given to the Guarantor by the Trustee, or to the Guarantor and the Trustee by the holders of at least twenty-five percent in aggregate principal amount of the Debentures of such series at the time outstanding; or

         (h) entry of a decree or order for relief in respect of the Guarantor by a court having jurisdiction in the premises in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Guarantor or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and the continuance of such decree or order unstayed and in effect for a period of ninety consecutive days; or

         (i) commencement by the Guarantor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent by the Guarantor to the entry of an order for relief in an involuntary case under any such law, or consent by the Guarantor to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Guarantor or for any substantial part of its property, or any general assignment by the Guarantor for the benefit of creditors, or failure by the Guarantor generally to pay its debts as they become due, or the taking by the Guarantor of any corporate action in furtherance of any of the foregoing;


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SECTION 8. Article Eleven of the Indenture is hereby amended and restated in its entirety as follows:

                                 ARTICLE ELEVEN

                             SUPPLEMENTAL INDENTURES

         Section 11.01. Supplemental Indentures without Consent of Debentureholders. The Company and the Guarantor each when authorized by the resolutions of the Board of Directors, and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

                  (a) to evidence the succession of another corporation to the Company or the Guarantor or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Company or the Guarantor, as the case may be, pursuant to Article Twelve hereof;

                  (b) to add to the covenants of the Company or the Guarantor such further Events of Default, covenants, restrictions or conditions, for the protection of the holders of the Debentures of any series as the Board of Directors of the Company or the Guarantor shall consider to be for the protection of the holders of Debentures of such series, and to make the occurrence or the occurrence and continuance of an Event of Default or a default in any of such additional covenants, restrictions or conditions a default or an Event of Default permitting the enforcement of all or any of the several remedies provided in this Indenture as herein set forth; provided, however, that in respect of any such additional Event of Default, covenant, restriction or condition such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or Event of Default or may limit the remedies available to the Trustee upon such default or Event of Default;

                  (c) to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture or Debentures of a series which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture or Debentures of a series, or to make such other provisions in regard to matters or questions arising under this Indenture or any supplemental indenture or Debentures of a series which shall not adversely affect the interests of the holders of the Debentures;

                  (d) to provide for the issuance of a particular series of Debentures in bearer form with or without interest coupons;

                  (e) to provide for beneficial ownership of all or a portion of a particular series of Debentures to be evidenced by electronic book-entry (i) at a Depositary, (ii) on the records of the Company, its agent or a third party other than a Depositary, with the Company, its agent or a third party holding a certificate or


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         certificates representing such Debentures or portion thereof, or (iii)
         any combination of (i) and (ii); provision may be made that beneficial owners shall not have the right to obtain certificates for such Debentures or portion thereof;

                  (f) at the Company's option, to set forth some or all the terms of the Debentures of a particular series in lieu of setting forth such terms in a Certified Resolution pursuant to Section 2.02;

                  (g) to provide for the appointment of a successor Trustee with respect to one or more series of Debentures pursuant to Section 8.11; or

                  (h) to provide for an authenticating agent for the Trustee.

         The Trustee is hereby authorized to join with the Company and the Guarantor in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer and assignment of any property thereunder, but the Trustee shall not be obligated to, but may in its discretion, enter into any such supplemental indenture which affects the Trustee's own rights, duties or immunities under this Indenture or otherwise.

         Any supplemental indenture authorized by the provisions of this Section
11.01 may be executed by the Company, the Guarantor and the Trustee without the consent of the holders of any of the Debentures at the time outstanding, notwithstanding any of the provisions of Section 11.02.

         SECTION 11.02. Supplemental Indentures with Consent of Debentureholders. With the consent (evidenced as provided in Section 9.01) of the holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding of each series to be affected, the Company and the Guarantor each when authorized by a resolution of its Board of Directors and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto (which shall conform to the provisions of the Trust Indenture Act of 1939 as in force at the date of the execution thereon) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or Debentures of a series or of modifying in any manner the rights of the holders of the Debentures of such series to be affected; provided, however, that no such supplemental indenture shall (i) change the fixed maturity (which term shall not include payments due pursuant to any sinking, purchase or analogous fund) of any Debentures or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Debenture to affected or (ii) reduce the aforesaid percentage of Debentures of any series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all Debentures of such series then outstanding.


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         Upon the request of the Company and the Guarantor, accompanied by a copy of the resolutions of each of their respective Boards of Directors certified by their respective Secretaries or any Assistant Secretaries authorizing the execution of any such supplemental indentures, and upon the filing with the Trustee of evidence of the consent of Debentureholders as aforesaid, the Trustee shall join with the Company and the Guarantor in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

         It shall not be necessary for the consent of the Debentureholders under this Section 11.02 to approve the particular form of any proposed supplemental Indenture, but it shall be sufficient if such consent shall approve the substance thereof.

         SECTION 11.03. Effect of Supplemental Indentures. Any supplemental indenture executed pursuant to the provision of this Article Eleven shall comply with the Trust Indenture Act of 1939, as then in effect. Upon the execution of any supplemental indenture pursuant to the provisions of this Article Eleven, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Company, the Guarantor and the holders of all of the Debentures or of the Debentures of any series affected, as the case may be, shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

         SECTION 11.04 Notation on Debentures. Debentures authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article Eleven may, but need not, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company, the Guarantor or the Trustee shall so determine, new Debentures so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any modification of this Indenture contained in any such supplemental indenture may be prepared and executed by the Company and the Guarantor, authenticated by the Trustee and delivered in exchange for the Debentures then outstanding.

         SECTION 11.05. Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee. The Trustee, subject to the provisions of Sections 8.01 and 8.02, may receive an Officers' Certificate and an Opinion of Counsel as conclusive evidence that any supplemental indenture executed pursuant hereto complies with the requirements of this Article Eleven.

SECTION 9. The Indenture is hereby amended, solely with respect to the 5.25% Senior Notes Due 2007 and any Subsequent Debentures, by the addition of Section
15.11 as follows:


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         Section 15.11.  Judgment Currency; Service of Process.

         (a) Each of the Company and the Guarantor agrees, to the fullest extent that it may effectively do so under applicable law, that (i) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of the principal of or interest on the Debentures of any series (the "Required Currency") into a currency in which a judgment will be rendered (the "Judgment Currency"), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee for such Debentures could purchase in The City of New York the Required Currency with the Judgment Currency at 10:00 A.M. New York City time, or as close to such time as is reasonably practicable, on the day on which final unappealable judgment is entered, unless such day is not a Banking Day, then, to the extent permitted by applicable law, the rate of exchange used shall be the rate at which in accordance with normal banking procedures such Trustee could purchase in The City of New York the Required Currency with the Judgment Currency at 10:00 A.M. New York City time, or as close to such time as is reasonably practicable, on the Banking Day preceding the day on which final unappealable judgment is entered and (ii) its obligations under this Indenture to make payments in the Required Currency (x) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with this subsection (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of the Required Currency expressed to be payable in respect of such payments, (y) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Required Currency so expressed to be payable and (z) shall not be affected by judgment being obtained for any other sum due under this Indenture. For purposes of the foregoing, "Banking Day" means any day except a Saturday, Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

         (b) The Guarantor hereby irrevocably designates and appoints the Company, 600 Travis, Suite 5800, Houston, Texas as its authorized agent with respect to any suit, action or proceeding based on or arising out of or relating to this Indenture or any Debentures or the Guarantee, it being understood that the designation and appointment of the Company as such authorized agent shall become effective immediately without any further action on the part of the Guarantor. The Guarantor further agrees that service of process upon the Company and written notice of said service to the Guarantor mailed by prepaid registered first class mail or delivered to the Company at its principal office, shall be deemed in every respect effective service of process upon the Guarantor, as applicable, in any such suit, action or proceeding.

SECTION 10. The Indenture, as supplemented and amended by this Supplemental Indenture and all other supplemental indentures thereto, is in all respects ratified and confirmed, and the Indenture, the Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument;


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provided, however, that this Supplemental Indenture shall apply only to the
5.25% Senior Notes Due 2007 and any Subsequent Debentures.

SECTION 11. If and to the extent any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any provision of the Trust Indenture Act of 1939, such required provision shall control.

SECTION 12. In case any provision in this Supplemental Indenture or in the Debentures of any series shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of the other series of Debentures) shall not in any way be affected or impaired thereby.

SECTION 13. If the provisions of the 5.25% Senior Notes Due 2007 or any series of the Subsequent Debentures issued hereunder are inconsistent or conflict with the provisions of this Supplemental Indenture, the provisions of the 5.25% Senior Notes Due 2007 or the Subsequent Debentures of such series shall be controlling with respect to such series.

SECTION 14. This Supplemental Indenture and each Debenture of any series shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the said State.

SECTION 15. Capitalized terms used in this Supplemental Indenture that are not otherwise defined herein that are defined in the Indenture shall remain as set forth therein.

SECTION 16. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

SECTION 17. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.



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IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, as of the day and year first above written.

COMPANY:

COOPER INDUSTRIES, INC.                    JP MORGAN CHASE BANK,
                                           AS TRUSTEE


By: /s/ Alan J. Hill                       By: /s/ Philbert G. Jones
    -------------------------------            ---------------------------------
Name: Alan J. Hill                         Name: Philbert G. Jones
Title: Vice President and Treasurer        Title:  Assistant Vice President


GUARANTOR:

COOPER INDUSTRIES, LTD.


By: /s/ D. Bradley McWilliams
    -------------------------------
Name: D. Bradley McWilliams
Title: Senior Vice President and Chief Financial Officer



By: /s/ Alan J. Hill
    -------------------------------
Name: Alan J. Hill
Title: Vice President and Treasurer




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